Exhibit 99.1

May 30, 2013

Telular Corporation Announces End of “Go Shop” Period

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in helping businesses use wireless networks for remote monitoring and tracking (“Telular”), today announced the expiration of the 30-day "go-shop" period pursuant to the terms of the previously announced definitive merger agreement providing for the acquisition of Telular for $12.61 per share net in cash by entities controlled by Avista Capital Partners (“Avista”).

Expiration of the “Go-Shop” Period

Under the definitive merger agreement, Telular was permitted to solicit alternative acquisition proposals from third parties during the 30-day period that ended at 11:59 p.m. ET on May 29, 2013 (the "'go shop” period). During the "go shop" period, 48 parties were contacted. Of the 48 parties contacted during the "go shop" period, 18 were strategic buyers and 30 were financial sponsors. During the "go shop" period, Telular entered into non-disclosure agreements with four additional parties (comprising 3 financial sponsors and 1 strategic buyer) that were not contacted during Telular’s initial third-party solicitation process. Each party contacted, including every party that entered into a non-disclosure agreement with Telular, notified Telular that it would not be interested in pursuing a strategic transaction with Telular or did not respond.

Starting at 12:00 a.m. ET on May 30, 2013, Telular became subject to customary "no shop" provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to a customary "fiduciary out" provision.

Background on the Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. As previously announced, ACP Tower Merger Sub, Inc. (“ACP Tower”), an entity controlled by Avista, commenced a tender offer on May 10, 2013 for all of the outstanding shares of common stock of Telular at a price of $12.61 per share in cash, without interest and less applicable withholding taxes thereon. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated May 10, 2013 (each as amended and supplemented), and the previously announced definitive merger agreement. Subject to the terms and conditions of the definitive merger agreement, following consummation of the tender offer, ACP Tower will be merged with and into Telular, as a result of which Telular will become wholly owned by entities controlled by Avista.

The tender offer is scheduled to expire at 12:00 midnight (New York City time) on Friday, June 7, 2013, unless the tender offer is extended in accordance with the definitive merger agreement and the applicable rules and regulations of the SEC or earlier terminated. The closing of the tender offer is subject to customary terms and conditions, including the tender by Telular stockholders of a number of shares of Telular common stock which represents at least two-thirds of the outstanding shares of Telular common stock on a fully diluted basis.

Telular’s board of directors unanimously recommends that stockholders accept the tender offer and tender their shares.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the parties make the statements and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Factors that could cause actual results to differ materially from those described in this press release include, among others: uncertainties as to the ability to successfully complete the acquisition in accordance with its terms and in accordance with expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the acquisition may not be satisfied or waived, including the tender of at least two-thirds of the outstanding shares of Telular common stock or that a governmental entity may prohibit or refuse to grant any approval required for the consummation of the acquisition; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. Neither Telular nor Avista undertakes to update any of these statements in light of new information or future events, except as required by law.

About Telular Corporation

Telular Corporation (NASDAQ: WRLS) provides remote monitoring and asset tracking solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information wirelessly, typically through cellular and satellite technology. With over 25 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta, Washington, D.C., and Miami. For more information, please visit www.telular.com.

About Avista Capital Partners

Avista Capital Partners is a leading private equity firm with over $5 billion under management and offices in New York, Houston and London. Founded in 2005, Avista’s strategy is to make controlling or influential minority investments in growth-oriented energy, healthcare, communications & media, industrials, and consumer businesses. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses.

Investor Contact:

The Blueshirt Group

Brinlea Johnson or Allise Furlani

brinlea@blueshirtgroup.com or allise@blueshirtgroup.com

(212) 331-8424 or 212-331-8433

Media Contact:

Pam Benke

Telular Corporation

pbenke@telular.com

(678) 909-4616